EX-FILING FEES
Exhibit 107

Form S-8
(Form Type)

FINWISE BANCORP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (11)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(h)	588,474 (3)	$3.89 (12)	$2,289,163.86	0.0000927	$212.21
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(h)	325,938 (4)	$17.44 (13)	$5,684,358.72	0.0000927	$526.94
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(h)	120,000 (5)	$4.50	$540,000.00	0.0000927	$50.06
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(h)	40,914 (6)	$3.64	$148,926.96	0.0000927	$13.81
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(h)	45,000 (7)	$6.67	$300,150.00	0.0000927	$27.82
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(h)	45,000 (8)	$8.34	$375,300.00	0.0000927	$34.79
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(h)	9,000 (9)	$6.67	$60,030.00	0.0000927	$5.56
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(h)	9,000 (10)	$8.34	$75,060.00	0.0000927	$6.96
TOTAL:				1,183,326	-	$9,472,989.54		$878.15
(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the All West Bancorporation 2016 Stock Option Plan (the “2016 Plan”), the All West Bancorporation 2019 Stock Option Plan (the “2019 Plan”), the Non-qualified Stock Option Agreements with each of Javvis Jacobson, Jim Noone and Kent Landvatter, the Non-qualified Stock Option Agreements (for 2020 service) with each of Fred Healey, Howard Reynolds, Jerry Cunningham, Tom Gibson, Jim Giordano, Jeana Hutchings and Lisa Chapman, and the Non-qualified Stock Option Agreements (for 2021 service) with each of Fred Healey, Howard Reynolds, Jerry Cunningham, Tom Gibson, Jim Giordano, Jeana Hutchings and Lisa Chapman as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock, $0.001 par value per share, of FinWise Bancorp (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)
The listed amounts reflect an adjustment pursuant to the six-for-one stock split of the Company’s common stock (the “Stock Split”), effective July 26, 2021, whereby each share of the Company’s common stock was automatically divided into six shares of common stock.

(3)
Represents 129,000 shares of Common Stock issuable in connection with outstanding stock options granted under the 2016 Plan and 459,474 shares of Common Stock issuable in connection with outstanding stock options granted under the 2019 Plan.

(4)	Represents 29,712 shares of Common Stock available for issuance under the 2016 Plan and 296,226 shares of Common Stock available for issuance under the 2019 Plan.
(5)	Represents 60,000 shares of Common Stock issuable in connection with the Non-qualified Stock Option Agreements with each of Javvis Jacobson and Jim Noone.
(6)	Represents shares of Common Stock issuable in connection with the Non-qualified Stock Option Agreement with Kent Landvatter.
(7)
Represents 9,000 shares of Common Stock issuable in connection with the Non-qualified Stock Option Agreements with respect to 2020 service with each of Russell F. Healey, Jr., Howard Reynolds, Gerald E. Cunningham, Thomas E. Gibson, Jr. and James N. Giordano, in each case as adjusted by action of the Compensation Committee and Board of Directors to reduce the number of shares subject to the option.

(8)
Represents 9,000 shares of Common Stock issuable in connection with the Non-qualified Stock Option Agreements with respect to 2021 service with each of Russell F. Healey, Jr., Howard Reynolds, Gerald E. Cunningham, Thomas E. Gibson, Jr. and James N. Giordano, in each case as adjusted by action of the Compensation Committee and Board of Directors to reduce the number of shares subject to the option.

(9)
Represents 4,500 shares of Common Stock issuable in connection with the Non-qualified Stock Option Agreements with respect to 2020 service with each of Jeana Hutchings and Lisa Ann Nievaard (Lisa Chapman), in each case as adjusted by action of the Compensation Committee and Board of Directors to reduce the number of shares subject to the option.

(10)
Represents 4,500 shares of Common Stock issuable in connection with the Non-qualified Stock Option Agreements with respect to 2021 service with each of Jeana Hutchings and Lisa Ann Nievaard (Lisa Chapman), in each case as adjusted by action of the Compensation Committee and Board of Directors to reduce the number of shares subject to the option.

(11)	The listed prices per share reflect an adjustment pursuant to the Stock Split.
(12)
This calculation is solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act.  The maximum offering price per share and the maximum aggregate offering price are based upon the weighted average exercise price of the outstanding stock options of $3.89 per share.

(13)
This calculation is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based upon a price of $17.44 per share, which is the average of the high and low prices of shares of Common Stock on the NASDAQ Stock Market on January 31, 2022.